Exhibit 99.1

NEWS RELEASE

Contact:
John Bartholdson
Senior Vice President,
Chief Financial Officer
Phone (610) 251-1000
jbartholdson@triumphgroup.com

TRIUMPH GROUP ANNOUNCES
SENIOR VICE PRESIDENT, CFO TO RETIRE AT END OF FISCAL YEAR

Wayne, PA—November 30, 2006—Triumph Group, Inc. (NYSE:TGI) today announced that John R. Bartholdson, Senior Vice President and Chief Financial Officer, has announced his intention to retire at the completion of the current fiscal year, which ends March 31, 2007.  Mr. Bartholdson has served as Chief Financial Officer of Triumph since its inception in 1993.  The company has begun a search for Mr. Bartholdson’s successor and intends to complete the search before the end of the current fiscal year to allow for a smooth transition.

“John Bartholdson’s contributions to the success of the Triumph cannot be overstated,” said Richard C. Ill, Triumph’s President and CEO.  “He has led the development and execution of our financial strategy for more than a dozen, often challenging, years and has been instrumental in enabling the company to grow from revenues of approximately $100 million to expected revenues of about $950 million in fiscal year 2007.  While it is never easy to part company with so valued a colleague, we are confident that the strong financial team John has built will attract a suitable successor and look forward in the meantime to continuing to enjoy the benefit of his skillful financial leadership.”

“My years at Triumph have been extraordinarily rewarding both personally and professionally,” said Mr. Bartholdson.  “I feel extremely fortunate to have had the chance to help build Triumph into the successful company it is today.  I want to thank Rick Ill and the Board both for the opportunities I’ve enjoyed as well as their leadership over the years and I am confident that Triumph will continue to succeed.”

Triumph Group, Inc., headquartered in Wayne, Pennsylvania, designs, engineers, manufactures, repairs and overhauls aircraft components and accessories.  The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph can be found on the Internet at http://www.triumphgroup.com.

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Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including statements of expected revenues.  All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.  Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the SEC, including our Annual Report on Form 10-K for the year ended March 31, 2006.